UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                  NF Partners, LLC
                  c/o Andrew H. Tisch
                  667 Madison Avenue
                  New York, New York 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________

6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  853,174 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation)
                  Second Closing Units (See explanation)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second  Tranche  Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 2,132,935 shares of Common Stock
                  Second Tranche Units - 102,381  shares of Common Stock and
                             Warrants exercisable for 255,952 shares of Common Stock
                  Second Closing Units - 341,270 shares of Common Stock and
                             Warrants exercisable for 853,175 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90  per Unit  (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90  per Unit  (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:

                  NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP), and Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James
         S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J. Tisch has been appointed the manager of FP and 4-14P.

                  This Form 3 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg (collectively, the "Purchase Agreement Investors"). This Form 3 is also being filed on behalf of Andrew H. Tisch and John Capozzi (Messrs. Tisch and Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons"). On June 16, 1998, the Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Warrants") to purchase
         2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder. Each Reporting Person disclaims beneficial ownership of any shares of Common Stock owned by any other Reporting Person, except to the extent that beneficial ownership is expressly reported herein.

                  The Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of 166,667 additional units (the "Second Tranche Units"), each unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per unit or an aggregate purchase price of $150,000.30.

                  The Purchase Agreement also provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of 557,557 additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit or an aggregate purchase price of $500,001.30. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.


                                                     NF PARTNERS, LLC


                                                     By: /s/Andrew H. Tisch
                                                          Andrew H. Tisch
                                                          Manager

                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Andrew H. Tisch
                  667 Madison Avenue
                  New York, New York 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock") Common Stock

2.   Amount of Securities Beneficially Owned

                  160,000 shares
                  853,174 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D
                  I

4.   Nature of Indirect Beneficial Ownership

                  Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14-P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Warrants expiring 2001 ("2001 Warrants")
                  Warrants expiring 2002, exercise price $2.00 per share ("2002
                     $2 Warrants")
                  Warrants expiring 2002, exercise price $3.00 per share ("2002
                      $3 Warrants")
                  Five -Year  Warrants  ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  2001 Warrants - November 13, 1996
                  2002 $2 Warrants - September 22, 1997
                  2002 $3 Warrants - September 22, 1997
                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  2001 Warrants - November 13, 2001
                  2002 $2 Warrants - September 22, 2002
                  2002 $3 Warrants - September 22, 2002
                  Warrants - June 16, 2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  2001 Warrants - Common Stock
                  2002 $2 Warrants - Common Stock
                  2002 $3 Warrants - Common Stock
                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  2001 Warrants - 50,000 shares of Common Stock
                  2002 $2 Warrants - 50,000 shares of Common Stock
                  2002 $3 Warrants - 25,000 shares of Common Stock
                  Warrants - 2,132,935 shares of Common Stock
                  Second Tranche Units - 102,381 shares of Common Stock and
                             Warrants exercisable for 255,952 shares of Common Stock
                  Second Closing Units - 341,270 shares of Common Stock and
                             Warrants exercisable for 853,175 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  2001 Warrants - $2.00 per shares of Common Stock
                  2002 $2 Warrants - $2.00 per share of Common Stock
                  2002 $3 Warrants - $3.00 per share of Common Stock
                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90  per Unit  (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90  per Unit  (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  2001  Warrants - D
                  2002 $2  Warrants - D
                  2002 $3  Warrants - D
                  Warrants - I
                  Second Tranche Units -I
                  Second Closing Units -I

6.   Nature of Indirect Beneficial Ownership

                  Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14-P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.

Explanation of Responses:


                                                       /s/ Andrew H. Tisch
                                                         Andrew H. Tisch

                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  JMC Investments LLC
                  125 Brett Lane
                  Fairfield, CT 06430
                  Attn:  Mr. John Capozzi

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  39, 683 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 99,208 shares of Common Stock
                  Second Tranche Units - 4,762  shares of Common Stock and
                             Warrants exercisable for 11,905 shares of Common Stock
                  Second Closing Units - 15,873  shares of Common Stock and
                             Warrants exercisable for 39,682 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                     JMC INVESTMENTS LLC


                                                     By: /s/ John Capozzi
                                                          John Capozzi, Manager

                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  John Capozzi
                  125 Brett Lane
                  Fairfield, CT 06430

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock") Common Stock

2.   Amount of Securities Beneficially Owned

                   39,683 shares
                  100,000 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I
                  I

4.   Nature of Indirect Beneficial Ownership

                  John Capozzi may be deemed to have indirect beneficial ownership of 39,683 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

                  John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP) Consultant Warrants (See explanation)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999
                  Consultant Warrants (See explanation)

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September  15, 1999
                  Consultant Warrants (See explanation)

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants Consultant Warrants - Common Stock

         Amount or Number of Shares

                  Warrants - 99,208 shares of Common Stock
                  Second Tranche Units - 4,762 shares of Common Stock and
                             Warrants exercisable for 11,905 shares of Common Stock
                  Second Closing Units - 15,873  shares of Common Stock and
                             Warrants exercisable for 39,682 shares of Common Stock
                  Consultant Warrants - 75,000 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting  of 1 share of Common Stock and Warrants exercisable for 2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting  of 1 share of Common Stock and Warrants exercisable for 2.5 shares of Common Stock at $1.00 per share)
                  Consultant Warrants - $2.00 per share of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - I
                  Second Tranche Units -I
                  Second Closing Units -I
                  Consultant Warrants - D

6.   Nature of Indirect Beneficial Ownership

                  John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.

Explanation of Responses:

                  John Capozzi will act as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing on June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.


                                                     /s/ John Capozzi
                                                          John Capozzi

                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Ravitch Rice & Company LLC
                  610 Fifth Avenue
                  Suite 420
                  New York, NY 10020
                  Attn:  Mr. Donald S. Rice

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  19,841 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 49,603 shares of Common Stock
                  Second Tranche Units - 2,381 shares of Common Stock and
                             Warrants exercisable for 5,953 shares of Common
                             Stock
                  Second Closing Units - 7,937 shares of Common Stock and
                             Warrants exercisable for 19,842 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting of 1 share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90  per Unit (consisting of 1 share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


              The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.


                                                     RAVITCH RICE & COMPANY LLC


                                                     By: /s/ Donald S. Rice
                                                          Donald S. Rice
                                                          Managing Director


                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Barry L. Bloom
                  46 Woodmere Drive
                  Summit, NJ 07901

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  35,714 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 89,285 shares of Common Stock
                  Second Tranche Units - 4,286 shares of Common Stock and
                             Warrants exercisable for 10,715 shares of Common Stock
                  Second Closing Units - 14,286 shares of Common Stock and
                             Warrants exercisable for 35,715 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90  per Unit (consisting of 1 share of Common Stock and Warrants exercisable for 2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90  per Unit (consisting of 1 share of Common Stock and Warrants exercisable for 2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                      /s/ Barry L. Bloom
                                                          Barry L. Bloom

                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Robyn Samuels
                  150 West End Avenue, Apt. 5M
                  New York, NY 10023

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  7,936 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five-Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 19,840 shares of Common Stock
                  Second Tranche Units - 952 shares of Common Stock and
                             Warrants exercisable for 2,380 shares of Common
                             Stock
                  Second Closing Units - 3,175 shares of Common Stock and
                             Warrants exercisable for  7,938 shares of Common
                             Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  -- D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                       /s/ Robyn Samuels
                                                           Robyn Samuels


                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Paul A. Downey
                  1100 Sacramento Street - Suite 110
                  San Francisco, CA 94108

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  39,683

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 99,208 shares of Common Stock
                  Second Tranche Units - 4,762 shares of Common Stock and
                             Warrants exercisable for 11,905 shares of Common Stock
                  Second Closing Units - 15,873 shares of Common Stock and
                             Warrants exercisable for 39,682 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90  per Unit (consisting of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing  Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                      /s/ Paul A. Downey
                                                         Paul A. Downey


                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Robert N. Downey
                  755 Park Avenue, Apt. 8B
                  New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  277,777

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 694,442 shares of Common Stock
                  Second Tranche Units - 33,333 shares of Common Stock and
                             Warrants exercisable for 83,333 shares of Common Stock
                  Second Closing Units - 111,111 shares of Common Stock and
                             Warrants exercisable for 277,778 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                   /s/ Robert N. Downey
                                                       Robert N. Downey


                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Robert H. Savage
                  5 Crooked Mile Road
                  Westport, CT 06880

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  79,365 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16, 2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 198,412 shares of Common Stock
                  Second Tranche Units - 9,524 shares of Common Stock and
                             Warrants exercisable for 23,810 shares of Common Stock
                  Second Closing Units - 31,746 shares of Common Stock and
                             Warrants exercisable for 79,365 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting  of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units -D
                  Second Closing Units -D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                      /s/ Robert H. Savage
                                                         Robert H. Savage


                                                     Date:  June 26, 1998

                    Attachment To Form 3 of NF Partners, LLC
             in Respect of Common Stock, Par Value $0.20 Per Share,
                       of NoFire Technologies, Inc. (NFTI)
                   Date of Event Requiring Statement: 6/16/98


              This Form 3 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Thomas M. Steinberg
                  199 Aycrigg Avenue
                  Passaic Park, NJ 07055

2.   Date of Event Requiring Statement (Month/Day/Year)

                  6/16/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  NoFire Technologies, Inc. (NFTI)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock, par value $0.20 per share ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  35,714 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

                  Five -Year Warrants ("Warrants")
                  Second Tranche Units (See explanation to Form 3 of NFP) Second Closing Units (See explanation to Form 3 of NFP)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Warrants - June 16, 1998
                  Second Tranche Units - No later than August 31, 1999 Second Closing Units - September 15, 1999

         Expiration Date

                  Warrants - June 16,  2003
                  Second Tranche Units - August 31, 1999
                  Second Closing Units - September 15, 1999

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Warrants - Common Stock
                  Second Tranche Units - Common Stock and Warrants Second Closing Units - Common Stock and Warrants

         Amount or Number of Shares

                  Warrants - 89,285 shares of Common Stock
                  Second Tranche Units - 4,286 shares of Common Stock and
                             Warrants exercisable for 10,715 shares of Common Stock
                  Second Closing Units - 14,286 shares of Common Stock and
                              Warrants exercisable for 35,715 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  Warrants - $1.00 per share of Common Stock
                  Second Tranche Units - $0.90 per Unit (consisting of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)
                  Second Closing Units - $0.90 per Unit (consisting of 1
                             share of Common Stock and Warrants exercisable for
                             2.5 shares of Common Stock at $1.00 per share)

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Warrants  - D
                  Second Tranche Units - D
                  Second Closing Units - D

6.   Nature of Indirect Beneficial Ownership


Explanation of Responses:


                                                  /s/ Thomas M. Steinberg
                                                      Thomas M. Steinberg


                                                     Date:  June 26, 1998